                           THE ST. PAUL COMPANIES, INC.
                               AMENDED AND RESTATED
                             SPECIAL SEVERANCE POLICY

         The Board of Directors of The St. Paul Companies, Inc. (the "Company") has determined that it is in the best interests of the Company and its stockholders to adopt The St. Paul Companies, Inc. Amended and Restated Special Severance Policy (the "Policy") to provide severance benefits to all Employees of the Company and its Subsidiaries, excluding John Nuveen & Co. Incorporated and its Subsidiaries, in the event their employment terminates following a Change in Control. The purpose of the Policy is to secure the continued services, dedication and objectivity of the employees of the Company and its Subsidiaries in the event of any threat or occurrence of a Change in Control without concern as to whether such employees might be hindered or distracted by personal uncertainties and risks created by any such actual or threatened Change in Control.

         1. DEFINITIONS. The following definitions shall apply for purposes of the Policy:

         (a) "Base Salary" means the highest annual rate of salary or wages (excluding all bonus, overtime and incentive compensation) payable by the Company and its Subsidiaries to the Participant during the 12-month period immediately prior to the Participant's Date of Termination.

         (b) "Board" means the Board of Directors of the Company.

         (c) "Cause" means:

         (i) for Tier 1 Employees (A) the willful and continued failure of Participant to perform substantially Participant's duties with the Company (other than any such failure resulting from Participant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Participant by the Board which specifically identifies the manner in which the Board believes that Participant has not substantially performed Participant's duties, or
     (B) the willful engaging by Participant in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates. For purposes of this paragraph, no act or failure to act by Participant shall be considered "willful" unless done or omitted to be done by Participant in bad faith and without reasonable belief that Participant's action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Participant in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to

     Participant a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding Participant if Participant is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to Participant and an opportunity for Participant, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (A) or (B) has occurred and specifying the particulars thereof in detail;

         (ii) for Tier 2 Employees (A) the willful and continued failure of Participant to perform substantially Participant's duties with the Company (other than any such failure resulting from Participant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Participant by the Board which specifically identifies the manner in which the Board believes that Participant has not substantially performed Participant's duties, or
     (B) the willful engaging by Participant in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates. For purposes of this paragraph, no act or failure to act by Participant shall be considered "wilful" unless done or omitted to be done by Participant in bad faith and without reasonable belief that Participant's action or omission was in the best interests of the Company or its affiliates; and

         (iii) for Tier 3 Employees (A) the willful and continued failure of Participant to perform substantially Participant's duties with the Company (other than any such failure resulting from Participant's incapacity due to physical or mental illness) or (B) the engaging by Participant in illegal conduct or gross misconduct which is injurious to the Company or its affiliates.

         (d) "Change in Control" means the occurrence of any one of the following events:

         (i) individuals who, on February 1, 1999, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to February 1, 1999, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; PROVIDED, HOWEVER, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the

     Securities Exchange Act of 1934 (the "Act")) ("Election Contest") or any other actual or threatened solicitation of proxies or consents by or on behalf of any "person" (as such term is defined in Section 3(a)(9) of the Act) other than the Board ("Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed to be an Incumbent Director;

         (ii) any person is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); PROVIDED, HOWEVER, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to any acquisition by Participant or any group of persons including Participant (or any entity controlled by Participant or any group of persons including Participant);

         (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Reorganization"), or sale or other disposition of all or substantially all of the Company's assets to an entity that is not an affiliate of the Company (a "Sale"), unless immediately following such Reorganization or Sale: (A) more than 60% of the total voting power of (x) the corporation resulting from such Reorganization or Sale (the "Surviving Company"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Company (the "Parent Company"), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization of Sale, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the

     Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

         (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

              Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; PROVIDED THAT if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding

     Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

         (e) "Committee" means the Personnel and Compensation Committee of the Board.

         (f) "Compensation Rate" means, with respect to a Tier 3 Employee, the result of dividing (i) the sum of (A) the Employee's highest annual base salary earned with the Employer within the one-year period prior to such Employee's Date of Termination (or if employed by the Employer for less than one year, such Employee's annualized base salary) and (B) the Employee's highest total annual bonus and overtime pay earned in any of the three calendar years prior to such Employee's Date of Termination, by (ii) 52.

         (g) "Date of Termination" means the date on which a Participant's employment with the Participant's Employer terminates.

         (h) "Effective Date" means the date set forth in Section 14(b) of this Policy as the effective date of this Policy.

         (i) "Employee" means any regular, full-time employee of an Employer.

         (j) "Employer" means the Company or any Subsidiary which is covered by this Policy pursuant to Section 8.

         (k) "Good Reason" means:

         (i) for Tier 1 Employees and Tier 2 Employees, the occurrence of any of the following events within the two-year period following a Change in Control without such Participant's express written consent:

         (A) (1) any change in the duties or responsibilities (including reporting responsibilities) of Participant that is inconsistent in any material and adverse respect with Participant's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities) or (2) a material and adverse change in Participant's titles or offices (including, if applicable, membership on the Board) with the Company as in effect immediately prior to such Change in Control;

         (B) any reduction in Participant's rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

         (C) any requirement of the Company that Participant (1) be based anywhere more than thirty (30) miles from the office where Participant is located at the time of the Change in Control or (2) travel on

     Company business to an extent substantially greater than the travel obligations of Participant immediately prior to such Change in Control; or

         (D) the failure of the Company to (1) continue in effect any employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan in which Participant is participating immediately prior to such Change in Control, or the taking of any action by the Company which would materially adversely affect Participant's participation in or reduce Participant's benefits under any such plan, unless Participant is permitted to participate in plans providing Participant with substantially equivalent benefits (at substantially equivalent cost with respect to welfare benefit plans), or (2) provide Participant with paid vacation in accordance with the most favorable vacation policies of the Employer as in effect for Participant immediately prior to such Change in Control, including the crediting of all service for which Participant had been credited under such vacation policies prior to the Change in Control.

              An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within thirty (30) days after receipt of written notice thereof given by Participant to the Company's Senior Vice President, Human Resources shall not constitute Good Reason. Participant's right to terminate employment for Good Reason shall not be affected by Participant's incapacities due to mental or physical illness and Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; and

         (ii) for Tier 3 Employees, the occurrence of any of the following events within the two-year period following a Change in Control without such Participant's express written consent:

         (A) any reduction of such Participant's Base Salary; or

         (B) any requirement of the Company that Participant be based anywhere more than thirty (30) miles from the office where Participant is located at the time of the Change in Control.

         An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within thirty (30) days after receipt of written notice thereof given by Participant to the Company's Senior Vice President, Human Resources shall not constitute Good Reason. Participant's right to terminate employment for Good Reason shall not be affected by Participant's incapacities due to mental or physical illness and Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

         (l) "Qualifying Termination" means (i) a termination of a Participant's employment by the Employer other than for Cause during the two-year period following a Change in Control, (ii) a termination of a Participant's employment by such Participant for Good Reason during the two-year period following a Change in Control or (iii) the termination of employment by a Participant who is a Tier 1 Employee for any reason (or no reason at all) during the 30-day period commencing one year after the date of a Change in Control. Termination of a Participant's employment on account of Participant's death or on account of Participant's disability, as defined under the Employer's long-term disability plan, shall not be treated as a Qualifying Termination.

         Notwithstanding the foregoing, a Tier 3 Employee who has an Offer of Continued Employment, as defined below, shall in no event be deemed to have a Qualifying Termination. For purposes of this paragraph, "Offer of Continued Employment" means a job offer to a Tier 3 Employee by an Employer or an affiliate of an Employer (or a purchaser or transferee in the case of a sale or transfer of all or any portion of a Subsidiary, division or business operation of the Company or any Employer) for a position (x) with base compensation equal to or greater than the Employee's then current Base Salary and (y) at the Employee's then current work site or a location less than thirty (30) miles from the

     Employee's then current work site (or in the case of virtual office Employees, a location less than thirty (30) miles from the office to which the Employee is assigned.

         (m) "Participant" means, as applicable, a Tier 1 Employee, a Tier 2 Employee or a Tier 3 Employee.

         (n) "Policy" means The St. Paul Companies, Inc. Amended and Restated Special Severance Policy.

         (o) "Separation Benefit" means the benefit payable in accordance with Section 3(a)(2) of this Policy.

         (p) "Subsidiary" means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.

         (q) "Tier 1 Employee" means the Chairman of the Company, an executive officer of the Company who reports directly to the Chairman of the Company and any other Employee designated by the Committee as a Tier 1 Employee based on a determination that such Employee is in a position to contribute in substantial measure to the successful achievement of the Employer's objectives.

         (r) "Tier 2 Employee" means an Employee whose annual Base Salary is at least $100,000, other than a Tier 1 Employee, and any other Employee who has substantially equivalent responsibilities and is designated by the Chief Executive Officer of the Company as a Tier 2 Employee.

         (s) "Tier 3 Employee" means an Employee other than a Tier 1 Employee or a Tier 2 Employee.

         2. ELIGIBILITY. Each Tier 1 Employee who is an Employee at the time of the Change in Control and each Tier 2 and Tier 3 Employee who (a) is an Employee at the time of the Change in Control and (b) has completed at least three months of service with an Employer at the time such Employee's employment terminates shall be eligible to participate in this Policy. Notwithstanding the foregoing, if a Participant ceases to be an Employee prior to a Change in Control, such Participant shall have no further rights under this Policy; PROVIDED, HOWEVER, if such Participant is a Tier 1 Employee or a Tier 2 Employee and (i) such Participant's employment is terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control; (ii) such Participant reasonably demonstrates that such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken


                                       -14
steps reasonably calculated to effect a Change in Control; and (iii) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then for purposes of this Policy, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change in Control. With respect to a Participant described in the immediately preceding sentence, the timing of payments and benefits to Participant under Section 3 shall be determined by treating the date of the actual Change in Control as the Tier 1 Employee's or Tier 2 Employee's Date of Termination hereunder.

         3.  PAYMENTS UPON TERMINATION OF EMPLOYMENT.

         If during the two-year period following a Change in Control the employment of a Participant shall terminate, by reason of a Qualifying Termination, then the Company shall provide to such Participant the following benefits:

         (1) Within thirty (30) days following the Participant's Date of Termination, the Company shall pay to such Participant a lump-sum cash amount equal to the sum of (A) the Participant's Base Salary (without regard to any reduction constituting Good Reason) through the Date of Termination and any bonus awards that have been awarded, but are not yet payable, (B) any accrued vacation or sick pay, and (C) any other accrued compensation in each case to the extent not theretofore paid.

         (2) (A) Within thirty (30) days following the Date of Termination of a Tier 1 or Tier 2 Employee, the Company shall pay to such Tier 1 or Tier 2 Employee a lump-sum Separation Benefit, based upon the Participant's position (without regard to any change in position following a Change in Control which would constitute Good Reason hereunder) as of the Participant's Date of Termination, equal to:

              (i) for a Tier 1 Employee, three (3) times the sum of such Participant's Base Salary and target bonus for the year in which the Date of Termination occurs.

              (ii) for a Tier 2 Employee, two (2) times the sum of such Participant's Base Salary and target bonus for the year in which the Date of Termination occurs.

         (B) For a Tier 3 Employee, severance pay at the Employee's Compensation Rate, payable biweekly, equal to four weeks for each year of "vesting service" (as defined in the Employer's retirement plan, as in effect immediately prior to the Change in Control) with the Employer; provided, however, that no Employee shall receive such severance pay for less than 8 weeks or more than 52 weeks and, provided, further, that, if any such biweekly payment is not timely paid, all remaining biweekly payments shall immediately become due and payable in full.

         (3) For a period commencing on the Date of Termination and continuing for the number of years equal to (i) the multiple used to determine the Separation Benefit for a Tier 1 or Tier 2 Employee and
     (ii) one year for a Tier 3 Employee, the Company shall continue to keep in full force and effect (or otherwise provide) all policies of medical, dental, accident, disability (other than long-term disability) and life insurance with respect to the Participant and Participant's dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect for such Participant immediately prior to the Date of Termination (or, if more favorable to the Participant, immediately prior to the Change in Control), and the Company and the Participant shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination. If the Participant cannot continue to participate in the policies of the Company (or the Participant's Employer) providing such benefits, the Company shall otherwise provide such benefits outside of the policies on the same after-tax basis as if participation had continued. Notwithstanding the foregoing, if such Participant becomes reemployed with another employer and is eligible to receive any of the welfare benefits described in this
     Section 3(a)(3) from such employer, the Participant shall cease receiving such benefit under this Policy.

         (4) Outplacement assistance no less favorable than under the terms of the relevant outplacement assistance plan in effect at the time of the Change in Control for Employees at the same level of compensation, seniority and position with the Employer as the Participant; provided, however, that the Participant may elect prior to the Date of Termination in accordance with procedures established by the Committee to receive in lieu of outplacement assistance a lump sum cash payment equal to the cost of such outplacement assistance.

         4.  ADDITIONAL PAYMENTS OR LIMITATIONS ON PAYMENTS.

         (a) Payments made to a Tier 1 Employee shall be subject to the additional provisions of Exhibit A hereto.

         (b) Payments made to a Tier 2 Employee shall be subject to the additional provisions of Exhibit B hereto.

         5. WITHHOLDING TAXES. The Company may withhold from all payments due to a Participant (or Participant's beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company or any Employer is required to withhold therefrom.

         6. FULL SETTLEMENT; RESOLUTION OF DISPUTES. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participant or others. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Agreement, and, except as set forth in Section 3(a)(3), such amounts shall not be reduced whether or not the Participant obtains other employment.

         7. REIMBURSEMENT OF EXPENSES; ARBITRATION. The Company agrees to pay as incurred all legal fees and expenses which the Participant may reasonably incur as a result of any contest pursued or defended against in good faith by the Participant regarding the Policy plus in each case interest on any delayed payment at the applicable Federal rate provided for in
Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Any dispute or controversy arising under or in connection with this Policy shall be settled exclusively by arbitration in the city nearest to the place of residence of the Employee in which a United States District Court is situated by three arbitrators in accordance with the rules of the American

Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that the Employee shall be entitled to seek specific performance of such Employee's right to be paid under this Policy during the pendency of any dispute or controversy arising under or in connection with this Policy. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section.

         8. PARTICIPATING EMPLOYERS. Each U.S. based Subsidiary of the Company, except for the Subsidiaries set forth on Exhibit C hereto, shall, automatically and without action on the part of such Subsidiary, be deemed to be an Employer and the provisions of this Policy shall be fully applicable to the Employees of such Subsidiary. Any Subsidiary based outside of the U.S. shall, if approved by the Chief Executive Officer of the Company, be an Employer and the Employees of any such approved Subsidiary shall be covered hereunder pursuant to such terms and conditions as are approved by the Chief Executive Officer of the Company and set forth on Exhibit D, which shall not provide greater benefits than those provided to Employees of Employers which are U.S. based Subsidiaries of the Company.

         9.  TERMINATION OR AMENDMENT OF POLICY.

         (a) Subject to paragraph (b) below, this Policy shall be in effect as of the Effective Date. This Policy supersedes in its entirety the Special Severance Policy of

The St. Paul Companies which was approved by the Board on February 2, 1988.

         (b) The Company shall have the right prior to a Change in Control, in its sole discretion pursuant to action by the Board, to approve the termination or amendment of this Policy; PROVIDED, HOWEVER, that no such action which would adversely affect the rights or potential rights of Participants shall be effective if taken or approved by the Board during the twelve (12) month period prior to a Change in Control; and PROVIDED, FURTHER, that notwithstanding anything in paragraph (a) of this Section 9 to the contrary, in no event shall this Policy be terminated or amended following a Change in Control in any manner which would adversely affect the rights or potential rights of Participants under this Policy with respect to such Change in Control.

         10.  SUCCESSORS.

         (a) This Policy shall not be terminated by any merger, consolidation, share exchange or similar event involving the Company whereby the Company is or is not the surviving or resulting entity. In the event of any merger, consolidation, share exchange or similar event, the provisions of this Policy shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

         (b) This Policy shall inure to the benefit of and be enforceable by each Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant shall die while any amounts are payable to the Participant hereunder (including any payments which may be owed under Section 4), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Policy to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant's estate.

         11. NON-SOLICITATION; NON-DISCLOSURE. The following conditions apply to the receipt of the payments and benefits provided for under this Policy;

         (a) The Participant, at all times during Participant's employment and for a period of one year immediately following termination for any reason, shall not, without the prior written consent of the Committee (or its delegate), solicit or take any action to cause the solicitation of any person who as of that date was a client, customer, policyholder, vendor, consultant or agent of the Company to discontinue business, in whole or in part with the Company.

         (b) The Participant, at all times during Participant's employment and for a period of one year immediately following the termination thereof for any reason, shall not, without the prior written consent of the Committee (or its delegate), employ or seek to employ any person employed at that time by the Company or any of its

Subsidiaries, or otherwise encourage or entice such person or entity to leave such employment.

         (c) The Participant shall keep secret and retain in the strictest confidence all confidential matters which relate to the Company, its Subsidiaries and affiliates, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company, its Subsidiaries and affiliates learned by him from the Company or any such Subsidiary or affiliate or otherwise, and not to disclose any such confidential matter to anyone outside the Company or any of its Subsidiaries or affiliates, whether during or after Participant's period of service with the Company, except (i) as such disclosure may be required or appropriate in connection with Participant's work as an employee of the Company or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Participant to divulge, disclose or make accessible such information. The Participant must give the Company advance written notice of any disclosure pursuant to clause (ii) of the preceding sentence and to cooperate with any efforts by the Company to limit the extent of such disclosure. Upon request by the Company, the Participant will deliver promptly to the Company upon termination of Participant's services for the Company, or at any time thereafter as the Company may request, all Company, Subsidiary or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company's or any Subsidiary's or affiliate's business and all property of the Company or any subsidiary or affiliate associated therewith, which Participant may then possess or have under Participant's direct control, other than personal notes, diaries, rolodexes and correspondence.

         12. GOVERNING LAW; VALIDITY. The interpretation, construction and performance of this Policy, unless preempted by the Employee Retirement Income Act of 1974, as amended, ("ERISA"), shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy, which other provisions shall remain in full force and effect.

         13. ADMINISTRATION. The Policy shall be administered by the Committee. Consistent with the requirements of ERISA and the regulations thereunder of the Department of Labor, the Committee shall provide adequate written notice to any Participant whose claim for Separation Benefits has been denied, setting forth specific reasons for such denial, written in a manner calculated to be understood by such Participant, and affording such Participant a full and fair review of the decision denying the claim.

         14.  MISCELLANEOUS.

         (a) Neither the Company nor any Employer shall be required to fund or otherwise segregate assets to be used for the payment of any benefits under the Policy. The Company shall make such payments only out of its general corporate funds, and therefore its obligation to make such payments shall be subject to any claims of its other creditors having priority as to its assets.

         (b) The "Effective Date" of the Policy is February 1, 1999.

         (c) This Policy does not constitute a contract of employment or impose on the Company or the Participant's Employer any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the policies of the Company or its Subsidiaries regarding termination of employment.

         (d) Any amounts payable to any Participant pursuant to any other plan, policy of, or agreement with, the Company or other Employer on account of Participant's termination of employment shall be offset against any payments made to such Participant pursuant to this Policy to the extent necessary to avoid the duplication of benefits.

                                    EXHIBIT A

                   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

         (a) Anything in this Policy to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of a Participant who is a Tier 1 Employee (whether pursuant to the terms of this Policy or otherwise, but determined without regard to any additional payments required under this Exhibit A) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to the Participant an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Participant of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and
(y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Participant's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-up Payment, the Participant shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-up Payment in the Participant's adjusted gross income. Notwithstanding the foregoing provisions of this Exhibit A, if it shall be determined that the Participant is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as "parachute payments" under Section 280G of the Code, then the amounts payable to the Participant under this Policy shall be reduced (but not below zero) to the maximum amount that could be paid to Participant without giving rise to the Excise Tax (the "Safe Harbor Cap"), and no Gross-Up Payment shall be made to the Participant. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 3(a) (2), unless an alternative method of reduction is elected by the Participant. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Policy (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Policy shall be reduced pursuant to this provision.

         (b) All determinations required to be made under this Exhibit A, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Company or the Participant that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group affecting the Change in Control, the Participant may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting

Firm shall be borne solely by the Company and the Company shall enter into any Agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall furnish the Participant with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Participant's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish the Participant with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Participant thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274 (b) (2) (B) of the Code) shall be promptly paid by the Company to or for the benefit of the Participant. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse the Participant for Participant's Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274 (b) (2) of the Code) shall be promptly paid by the Participant (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. The Participant shall cooperate, to the extent Participant's expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

                                   EXHIBIT B

                    LIMITATION ON PAYMENTS BY THE COMPANY.

         (a) Notwithstanding anything in this Policy to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of a Participant who is a Tier 2 Employee (whether pursuant to the terms of this Policy or otherwise) (the "Payments") would be subject to the excise tax (the "Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the amounts payable to the Participant under this Policy shall be reduced (reducing first the payments under Section 3(a)
(2), unless an alternative method of reduction is elected by Participant) to the maximum amount as will result in no portion of the Payments being subject to such excise tax (the "Safe Harbor Cap"). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to the Participant under this Policy (and no other Payments) shall be reduced, unless consented to by the Participant.

         (b) All determinations required to be made under this Exhibit B shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Participant may select another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. The determination by the Accounting Firm shall be binding upon the Company and the Participant (except as provided in paragraph
(c) below).

         (c) If it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, the Participant by the Company, which are in excess of the limitations provided in this Exhibit B (hereinafter referred to as an "Excess Payment"), such Excess Payment shall be deemed for all purposes to be a loan to the Participant made on the date the Participant received the Excess Payment and the Participant shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Participant's receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made under this Exhibit B. In the event that it is determined (1) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (2) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to the Participant within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Participant until the date of payment.

                                   EXHIBIT C

                             EXCLUDED SUBSIDIARIES

         This Policy shall not apply to John Nuveen & Co. Incorporated or any of its Subsidiaries.